                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                         Commission File No. 333-58913


                       THE IMPERIAL HOME DECOR GROUP INC.
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            (Exact name of registrant as specified in its charter)


                  23645 Mercantile Road, Cleveland, Ohio 44122
                                 (216) 464-3700
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                11% Senior Subordinated Notes Due 2008, Series B
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           (Title of each class of securities covered by this Form)


                                      None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
     Rule 12h-3(b)(1)(i)    /X/

        Approximate number of holders of record as of the certification or notice date: 15
             ----

        Pursuant to the requirements of the Securities Exchange Act of 1934, The Imperial Home Decor Group Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  March 21, 2000                By:  /s/ Scott R. Levin
                                          -----------------------------------
                                          Scott R. Levin
                                          Acting Chief Executive Officer,
                                          Executive Vice President of
                                          Administration and Chief Financial
                                          Officer